NEW JERSEY RESOURCES CORPORATION

Officers’ Deferred Compensation Plan

Amended and Restated Effective November 16, 2020

1725618v4

NEW JERSEY RESOURCES CORPORATION

Officers’ Deferred Compensation Plan

                Page

1.    Purposes        1

2.    Definitions        1

3.    Administration        3

4.    Participation        4

5.    Initial Deferral Elections        4

6.    Deferral Accounts        5

7.    Subsequent Deferral Elections        7

8.    Settlement of Deferral Accounts        7

9.    Statements        9

10.    Sources of Stock: Limitation on Amount of
    Stock-Denominated Deferrals        9

11.    Amendment/Termination        10

12.    General Provisions        10

13.    Effective Date         12

NEW JERSEY RESOURCES CORPORATION

Officers’ Deferred Compensation Plan
Amended and Restated Effective November 16, 2020

    1.    Purposes. The purpose of this Officers’ Deferred Compensation Plan (the "Plan") is to provide certain members of a select group of management or highly compensated employees of New Jersey Resources Corporation (the "Company") and its Affiliates a means to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles in order to enhance the competitiveness of the Company's executive compensation program and, therefore, its ability to attract and retain qualified key personnel necessary for the continued success and progress of the Company. The provisions of this Plan shall apply only to those deferred amounts that became vested, within the meaning of Code Section 409A (as defined below), subsequent to December 31, 2004.

    2.    Definitions. In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

        (a)    "Administrator" shall mean the person or persons to whom the Committee has delegated the authority to take action under the Plan

        (b)    “Affiliate” shall mean any entity (whether or not incorporated) which, by reason of its relationship with the Company, would be considered a single employer with the Company under Section 414(b) or 414(c) of the Code, subject to the requirements and definitions contained in Code Section 409A.

        (c)    "Beneficiary" shall mean any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant's death. If no Beneficiary has been designated who survives the Participant's death, then Beneficiary means any person(s) entitled by will or, in the absence thereof, the laws of descent and distribution to receive such benefits.

        (d)     For the purposes of this Agreement, a "Change In Control" shall be deemed to have occurred if:

(i)Any Person (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) Voting Securities (as defined below), of the Company and, immediately thereafter, is the "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities of the Company representing fifty percent (50%) or more of the combined Voting Power (as defined below) of the Company's securities; or

(ii)Within any 12-month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 7(b); or

(iii) the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Event"), except that a Corporate Event shall not trigger a Change in Control under this clause (c) if the shareholders of the Company immediately prior to such Corporate Event shall hold, directly or indirectly, immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation.

(iv)Person Defined. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (y) the Company or any subsidiary of the Company or (z) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

(v)Voting Power Defined. A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

(vi)The above definitions shall be interpreted and applied in a manner that complies with the change in control or ownership trigger event rules under Code Section 409A.

        (e)    "Code" shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

        (f)    “Code Section 409A” shall mean Section 409A of the Code and any regulations issued thereunder.

        (g)    "Committee" shall mean the Leadership Development and Compensation Committee of the Board of Directors of the Company or any other directors of the Company designated as the Committee by the Board of Directors of the Company. Except
as may be otherwise required under the terms of the Plan or by applicable law, any function of the Committee may be delegated to the Administrator.

        (h)    "Deferral Account" shall mean the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Section 6. A

Deferral Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company.

        (i)    “Deferral Election” shall mean the form submitted by a Participant to the Administrator instructing the Administrator as to both the type and amount of compensation that is to be deferred and the time and form of payment of such deferred amounts, but only if such form is filed within the time limits prescribed by the Plan and fully complies in all other respects with the requirements of the Plan.

        (j)    "Deferred Stock" shall mean a right to receive Stock at the end of a specified deferral period.

        (k)    "Disability" or “Disabled” shall mean that the Participant (as defined below) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the long term disability provisions of the benefit plans of the Company or its Affiliates, as applicable.

        (l)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

        (m)    "Participant" shall mean any employee of the Company or any Affiliate who is designated by the Committee as eligible to participate in the Plan and who makes an election to participate in the Plan.

        (n)     “Retirement” shall mean a Participant’s Separation from Service (as defined below) at or after attaining age 55 (including a Separation from Service at or after age 55 due to a Disability).

        (o)    “Specified Employee” shall mean any Participant who is a key employee of the Company, as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code, and who is determined to be a Specified Employee pursuant to procedures adopted by the Board of Directors of the Company or its delegate in accordance with Code Section 409A .

        (p)    “Separation from Service” shall mean the Participant resigns, dies, retires or otherwise has a termination of employment with the Company and its Affiliates subject to the following additional rules and the requirements of Code Section 409A. A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. A Participant shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed 6 consecutive months (29 months for a disability leave of absence) or, if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his job or a substantially similar job. Continued services solely as a director of the Company or an Affiliate shall not prevent a Separation from Service from occurring.

        (q)    "Stock" shall mean New Jersey Resources Corporation Common Stock, or any other equity securities of the Company designated by the Committee.

        (r)    "Trust" shall mean any trust or trusts established or designated by the Company to hold Stock or other assets in connection with the Plan; provided, however, that (i) such trust shall be sited in the United States, (ii) the funding of such trust shall in no way be contingent upon the financial condition of the Company, and (iii) the assets of such trust shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company. The Company shall be considered “insolvent” for purposes of this Plan and any Trust if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

        (s)    "Trustee" shall mean the trustee of a Trust.

        (t)    "Trust Agreement" shall mean the agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.

    3.    Administration.

        (a)    Authority. Except where the terms of the Plan specifically provide otherwise, the Administrator (subject to the ability of the Committee to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee or the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Committee. The Committee and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

        (b)    Administrator. The Administrator shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Committee, and may be one person or a committee of several persons. The Administrator may resign at any time. The Administrator shall not be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Administrator shall not receive any special compensation for serving in his or her capacity as Administrator but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrator in any jurisdiction.

        (c)    Limitation of Liability. Each member of the Committee and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Affiliate, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or the

Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of the Plan.

        (d)    Indemnification. To the maximum extent permitted by law, members of the Committee and the Administrator shall be fully indemnified and protected by the Company with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plan.

        (e) Plan Year. The Plan’s books and records and administrative functions shall be maintained and operated on the basis of a 12-month calendar year commencing each January 1.

    4.    Participation. The Administrator will notify each person of his or her eligibility to participate in the Plan not later than 30 days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing an election form.

    5.    Initial Deferral Elections.

        (a) In General. To the extent authorized by the Committee, a Participant may submit to the Administrator a Deferral Election to defer the receipt of compensation or awards which may be in the form of cash, Stock, Stock-denominated awards or other property to be received from the Company or an Affiliate, including salary, annual bonus awards, long-term awards, and compensation payable under other plans and programs, employment agreements or other arrangements, or otherwise, as may be provided under the terms of such plans, programs and arrangements or as designated by the Administrator (an “Initial Deferral Election.”) An Initial Deferral Election with respect to compensation otherwise payable to the Participant in a given Plan Year shall specify (i) the timing and form of deferred payment, lump sum or installments, of such compensation subject to such Deferral Election to be made at a future date specified by the Participant through which the Participant has continuously remained an employee of the Company, or upon the Participant’s Retirement, or upon the earlier of such specified date or such Retirement, and (ii) the dollar amount or percentage of such compensation to be deferred. Initial Deferral Elections applicable to compensation otherwise payable in different Plan Years may specify different times and forms of payment. In addition to any terms and conditions of deferral set forth under plans, programs or arrangements from which receipt of the Stock-denominated award or other compensation is deferred, the Committee may impose limitations on the amounts permitted to be deferred and other terms and conditions of deferrals under the Plan, including minimum and/or maximum periods of deferral. Any such limitations, and other terms and conditions of deferral, other than those required by Code Section 409A to be included within this plan document, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Committee and/or the Administrator.

        (b)    Date of Election. Each Initial Deferral Election must be received by the Administrator prior to the following dates or will have no effect whatsoever:

    (i) With respect to salary, the December 31 immediately preceding the year in which the salary is earned;

    (ii) With respect to any annual or long-term incentive pay which qualifies as “performance-based compensation” within the meaning of Code Section 409A, by the earlier of

(A) the December 31 immediately preceding the end of the performance measurement period applicable to such incentive pay or (B) the date six months prior to the end of the performance measurement period applicable to such incentive pay provided such additional requirements set forth in Code Section 409A are met;

    (iii) With respect to “fiscal year compensation” as defined under Code Section 409A, by the last day of the Company’s fiscal year preceding the year in which the fiscal year compensation is earned;

    (iv) With respect to awards of restricted stock units or other legally binding rights to a payment of compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months, on or before the 30th day following the grant of such award, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

Each Initial Deferral Election shall become irrevocable at the dates specified above, unless (i) the Participant incurs an Unforeseeable Financial Hardship (as defined below), or (ii) as otherwise permitted both under Code Section 409A and by the Administrator. In the case of an Initial Deferral Election with respect to salary earned during a Plan Year, such election shall remain valid with respect to salary earned in succeeding Plan Years until revoked or revised by the Participant in compliance with the deadlines and other provisions of the Plan. An Initial Deferral Election, if submitted to the Administrator earlier than the dates specified above, may be changed by the Participant at any time prior to the applicable date specified above.

        (c)    First Year of Eligibility. Notwithstanding the above, in the case of the Plan Year in which a Participant first becomes eligible to participate in the Plan, the Participant may make an Initial Deferral Election with respect to salary within 30 days after becoming so eligible, but only with respect to salary to be paid for services to be performed subsequent to the election. However, as of the date the Participant first becomes eligible to participate in the Plan, if the Participant has been eligible to participate in the Plan or any other nonqualified deferred compensation account balance plans sponsored by the Company or an Affiliate within the 24 months preceding his eligibility date, then such election shall apply to salary earned beginning on January 1st of the following calendar year.

        (d)    Permitted Elections Regarding Timing and Form of Payment. The Administrator shall prescribe the form on which Initial Deferral Elections are to be specified. With respect to the timing of payments of deferred amounts, the Administrator may permit, in its sole discretion, Participants to select as commencement dates for such payments (i) a specified date, (ii) the Participant’s Retirement, or (iii) the earlier of, or later of, a specified date or the Participant’s Retirement (collectively hereinafter referred to as “Commencement Events”). With respect to the form of payment, the Administrator may permit either lump sum or installments, but may not permit any form of annuity. Further, the Administrator may permit, in its sole discretion, Participants to select different times and forms of payment for different Commencement Events, or different times and forms for a given Commencement Event that may occur at different dates in the future, subject to the requirements of Code Section 409A.

    6.    Deferral Accounts.

        (a)    Establishment; Crediting of Amounts Deferred. One or more Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Account as of the date on which such amounts would have been paid to the Participant but for the Participant's election to defer receipt hereunder, unless otherwise determined by the Administrator. Stock-denominated awards deferred with respect to each Deferral Account will be credited to the Participant's Deferral Account as units of Deferred Stock, with one share of Stock equal to one unit of Deferred Stock as opposed to cash amounts valued by reference to the market price of Stock. With respect to any fractional shares of Stock or Stock-denominated awards, the Administrator, in its sole discretion, shall pay such fractional shares to the Participant in cash, credit the Deferral Account with cash in lieu of depositing fractional shares into the Deferral Account, or credit the Deferral Account with a fraction of a share calculated to at least three decimal places. The amounts of hypothetical income and appreciation and depreciation in value of such Account will be credited and debited to, or otherwise reflected in, such Account from time to time. Unless otherwise determined by the Administrator, amounts credited to a Deferral Account shall be deemed invested in a hypothetical investment as of the date of deferral.

        (b)    Hypothetical Investments. Subject to the provisions of Sections 6(c), amounts credited to a Deferral Account shall be deemed to be invested, at the Participant's direction, in one or more investment vehicles as may be specified from time to time by the Administrator. The Administrator may change or discontinue any hypothetical investment vehicle available under the Plan in its discretion; provided, however, that each affected Participant shall be given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of his or her Deferral Account deemed invested in the discontinued investment vehicle among the other hypothetical investment vehicles, including any replacement vehicle. The time and form of payments of hypothetical investment earnings shall be the same as those applicable to the deferred amounts to which such earnings are attributable.
        (c)    Allocation and Reallocation of Hypothetical Investments. A Participant may allocate amounts credited to his or her Deferral Account to one or more of the hypothetical investment vehicles authorized under the Plan. Subject to the rules established by the Administrator, if more than one hypothetical investment vehicle is provided, a Participant may reallocate amounts credited to his or her Deferral Account as allowed and provided for by the Administrator. The Administrator may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of specified investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants.

        (d)    Trusts. The Administrator may, in its discretion, establish one or more Trusts (including sub-accounts under such Trust(s)), and deposit therein amounts of cash, Stock, or other property not exceeding the amount of the Company's obligations with respect to a Participant's Deferral Account established under this Section 6. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trust(s). Other provisions of this Section 6 notwithstanding, the timing of allocations and reallocations of assets in such a Deferral Account, and the investment vehicles available with respect to such Deferral Account, may be varied to reflect the timing of actual investments of the assets of such Trust(s) and the actual investments available to such Trust(s).

        (e)    Restrictions on Participant Direction. The provisions of Section 6(b) and 6(c) notwithstanding, the Administrator may restrict or prohibit reallocations of amounts deemed invested in specified investment vehicles, and subject such amounts to a risk of forfeiture and other restrictions, in order to conform to restrictions applicable to Stock, a Stock-denominated award, or any other award or amount deferred under the Plan and resulting in such deemed investment, to comply with any applicable law or regulation, or for such other purpose as the Administrator may determine is not inconsistent with the Plan. Notwithstanding any other provision of the Plan to the contrary, amounts credited as Deferred Stock to a Participant's Deferral Account may not be reallocated or deemed reinvested in any other investment vehicle, but shall remain as Deferred Stock until such time as the Deferral Account is settled in accordance with Section 8.

        (f)    Dividend Equivalents. Except as provided in Section 6(d), dividend equivalents will be credited on Deferred Stock credited to a Participant's Deferral Account as follows:

    (i)    Cash and NonStock Dividends. If the Company declares and pays a dividend on Stock in the form of cash or property other than shares of Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant's Deferral Account as of the payment date for such dividend equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend, multiplied by (B) the amount of cash plus the fair market value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (C) the fair market value of a share of Stock at such payment date.

    (ii)    Stock Dividends and Splits. If the Company declares and pays a dividend on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional shares of Deferred Stock shall be credited to the Participant's Deferral Account as of the payment date for such dividend or forward Stock split equal to (A) the number of shares of Deferred Stock credited to the Deferral Account as of the record date for such dividend or split, multiplied by (B) the number of additional shares actually paid as a dividend or issued in such split in respect of each share of Stock.

7.    Subsequent Deferral Elections. The Plan Administrator may, in its sole discretion, permit Participants to submit additional deferral elections with respect to amounts previously subject to an Initial Deferral Election in order to delay, but not to accelerate, a payment, or to change the form of payment of an amount of deferred compensation (a “Subsequent Deferral Election”), but if, and only if, the following conditions are satisfied: (i) the Subsequent Deferral Election must not take effect until 12 months after the date on which it is made, (ii) in the case of a payment other than a payment attributable to the Participant’s death or on account of the occurrence of an Unforeseeable Emergency (as defined below), the Subsequent Election further defers the payment for a period of not less than 5 years from the date such payment would otherwise have been made, or in the case of installment payments, 5 years from the date the first installment was scheduled to be paid, and (iii) the Subsequent Election is received by the Administrator at least 12 months prior to the date the payment would otherwise have been made, or in the case of installment payments, 12 months prior to the date the first installment was scheduled to be paid. In addition, Participants may be further permitted to revise the form of payment they have elected, or the number of installments elected, provided that such revisions comply with the requirements of clauses (i), (ii), and (iii) above.

    8.    Settlement of Deferral Accounts.

        (a)    Medium of Payment. The Company shall settle a Participant's Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash or, in the discretion of the Administrator, by delivery of other assets (including Stock) having a fair market value equal to the amount credited to the Deferral Account. Notwithstanding any other provision of the Plan to the contrary, amounts credited as Deferred Stock to a Participant's Deferral Account shall be settled by delivery of shares of Stock.

        (b)    Forfeitures Under Other Plans and Arrangements. To the extent that Stock or any other award or amount (i) is deposited in a Trust pursuant to Section 6 in connection with a deferral of Stock, a Stock-denominated award, or any other award or amount under another plan, program, employment agreement or other arrangement and (ii) is forfeited pursuant to the terms of such plan, program, agreement or arrangement, the Participant shall not be entitled to the value of such Stock and other property related thereto (including without limitation, dividends and distributions thereon) or other award or amount, or proceeds thereof.

        (c)    Payments Under the Plan. No payment may be made under the Plan earlier than the Participant’s Separation from Service, the date specified in a Deferral Election, or the occurrence of a Change-in-Control or Unforeseeable Emergency. Payments in settlement of a Deferral Account shall be made on the date or dates (including upon the occurrence of specified events), as may be directed by the Participant in his or her election relating to such deferred amount. For the purposes of Code Section 409A, the entitlement to a series of installment payments will be treated as the entitlement to a single payment. Irrespective of any elections made by a Participant, all amounts credited to a Participant’s Deferral Account will be paid out in a single lump sum within thirty (30) days in the event of the Participant’s Separation from Service with the Company (i) within 60 days following a Change-In-Control or (ii) other than upon Retirement.

        (d)    In-Service Payments Under the Plan. (i) Date Specified In A Deferral Election. Payments will commence on any date specified by a Participant in an Initial Deferral Election or Subsequent Deferral Election, pursuant to the form specified in such election, to the extent payment of the applicable deferred amounts has not already commenced as at such date pursuant to other applicable provisions of the Plan. (ii) Unforeseeable Emergency. Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Committee determines that the Participant has an Unforeseeable Emergency, the Committee may, in its sole discretion, direct the payment to the Participant of all or a portion of the balance of a Deferral Account in a lump sum payment, provided that any such withdrawal shall be limited by the Committee to the amount reasonably necessary to meet the emergency, including amounts needed to pay any income taxes or penalties reasonably anticipated to result from the payment. No payment may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. For purposes of this Plan, an “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or the Participant’s beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse or dependent (as defined in section 152(a) of the Code); loss of the Participant’s or beneficiary’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the

Participant or beneficiary. (iii) Change In Control. Other provisions of the Plan notwithstanding, upon the occurrence of an event or transaction constituting a Change In Control, the Administrator will direct the immediate payment to the Participant of the balance of his or her Deferral Account as a lump sum.

        (e)    Payments Upon Separation from Service. (i) Retirement. Upon the Separation from Service of the Participant due to his or her Retirement (including a Disability that results in a Separation from Service at or after age 55), payments of deferred amounts shall commence within thirty (30) days in the form specified by the Participant on his or her Deferral Election (ii) Separation from Service Other than Retirement. Upon the Separation from Service of the Participant due to reasons other the Retirement (including a Disability that results in a Separation from Service at or after age 55) ], the entire balance of the Participant’s Deferral Account shall be paid to the Participant in a lump sum within thirty (30) days following such Separation from Service.

        (f)    Specified Employees. Other provisions of the Plan notwithstanding, payment may not be made to a Participant who is a Specified Employee before the date that is 6 months after the date of termination of employment (other than a termination caused by death) (the “Six Month Date”) or, if earlier, the date of death of the Participant. To effectuate this requirement, all payments otherwise due to the Participant under the terms of the Plan, or pursuant to the terms of a valid Initial Deferral Election or Subsequent Deferral Election made by the Participant, before the Six Month Date will be paid to the Participant, with simple interest calculated at a prime rate determined and applied by the Administrator at the Six Month Date, on the first day following the end of the Six Month Date.

        (g)    Delay of Payments. Any payment otherwise due under the terms of the Plan which would violate Federal securities laws or other applicable law may not be made until the earliest date on which such payment no longer violates such laws. Payment may be delayed for a reasonable period in accordance with the provisions of Code Section 409A (including in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, or additional time is needed to calculate the amount payable). Except as provided in paragraph (f) above, no interest shall accrue or be paid because of any delay of payment.

        (h)    Acceleration of Payments. The Administrator may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with conflicts of interest or ethics laws (as defined in Code Section 409A ), (ii) to be used for the payment of FICA or other approved taxes on amounts deferred under the Plan, (iii) equal to amounts included in the federal personal taxable income of the Participant under Code Section 409A or (iv) as otherwise allowed under Code Section 409A.

    9.    Statements. The Administrator will furnish written statements to each Participant reflecting the amount credited to a Participant's Deferral Accounts and transactions therein not less frequently than once each calendar quarter. Such written statements shall be in addition to any information or communication available to a Participant with respect to his Deferral Account through other means, such as the internet or telephony.

    10.    Sources of Stock: Limitation on Amount of Stock-Denominated Deferrals. If shares of Stock are deposited under the Plan in a Trust pursuant to Section 6 in connection with a deferral of a Stock-denominated award under another plan, program, employment agreement or other arrangement that provides for the issuance of shares, the shares so deposited shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement. Shares of Stock actually delivered in settlement of Deferral Accounts shall be originally issued shares or treasury shares, in the discretion of the Committee. If the Committee authorizes deemed investments in Stock by Participants deferring cash, any shares to be deposited under the Plan in a Trust in connection with such deemed investments in Stock shall be solely treasury shares or shares acquired in the market by or on behalf of the Trust. For this purpose, a total of 200,000 shares of Stock held in treasury by the Company, offset by the number of shares issued under the Compensation Deferral Plan of the Company, are hereby reserved for issuance under the Plan, subject to adjustment to reflect stock splits, stock dividends, and other extraordinary corporate events resulting in adjustments to the number of shares reserved under stock option plans of the Company.

    11.    Amendment/Termination.

        (a) In General. The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant's Deferral Account and any such action shall comply with the restrictions under the requirements of Code Section 409A.

        (b) Termination and Payment. Notwithstanding the provisions of section 11(a), the Committee may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more Participants and distribute to such affected Participants the amounts credited to their Deferral Accounts in a lump sum as soon as reasonably practicable following such termination, but if, and only if, such termination and accelerated payment complies with the requirements of Code Section 409A.

    12.    General Provisions.

        (a)    Limits on Transfer of Awards. Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

        (b)    Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the awards or other compensation deferred and relating to the Deferral Account to which the payments relate against the Company or any Affiliate, the Committee, or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect. In the case of any payment under the Plan of less than all amounts then credited to an account in the form of Stock, the amounts paid shall be deemed to relate to the Stock credited to the account at the earliest time.

        (c)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of Trusts, including but not limited to the Trusts referred to in Section 6 hereof, or make other arrangements to meet the Company's obligations under the Plan, which Trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless otherwise determined by the Committee.

        (d)    Compliance. A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of any stock exchange or automated quotation system upon which the Stock is then listed or quoted, any applicable state securities laws, any provision of the Company's Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1). The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code Section 409A and to declare any election, consent or modification thereto void if noncompliant with Code Section 409A. The Administrator, Committee, the Company and any related parties shall not be responsible for the payment of any taxes or related penalties or interest for any failure to comply with Code Section 409A.

        (e)    Other Participant Rights. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the crediting of Stock-denominated units or other amounts to a Deferral Account, or the creation of any Trust and deposit of such Stock therein, except at such time as Stock may be actually delivered in settlement of a Deferral Account. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or an Affiliate, or to interfere in any way with the right of the Company or an Affiliate to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 12(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

        (f)    Tax Withholding. The Company and any Affiliate shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment. Shares may be withheld to satisfy such obligations in any case where taxation would be imposed upon the delivery of shares, except that shares issued or delivered under any plan, program, employment agreement or other arrangement may be withheld only in accordance with the terms of such plan, program, employment agreement or other arrangement and any applicable rules, regulations, or resolutions thereunder.

        (g)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

        (h)    Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account and neither the Company, the Committee nor the Administrator shall be liable or responsible therefor.

        (i)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or any other event or condition occurs that affects the Stock such that an adjustment is determined by the Administrator or the Committee to be appropriate in order to prevent dilution or enlargement of a Participant's rights under the Plan, then the Administrator or the Committee may, in such manner as it may deem equitable, adjust any or all of the number and kind of shares of Stock to be issued upon settlement of Deferred Stock then credited to a Deferral Account under the Plan.

        (j)    Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

        (k)    Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

        (l)    Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan or Company assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

13.Effective Date. The Plan shall be effective as of November 16, 2020.
    IN WITNESS WHEREOF, New Jersey Resources Corporation has caused this Plan to be executed this 16th day of November, 2020.

NEW JERSEY RESOURCES CORPORATION

Attest: /s/ Richard Reich         By: /s/ Amanda Mullan
Richard Reich                          Amanda E. Mullan
Corporate Secretary and                     Senior Vice President and Chief Assistant General Counsel                    Human Resources Officer